Exhibit 10.1

CLEARPOINT NEURO, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

This Non-Employee Director Compensation Plan (this “Plan”) sets forth the compensation for non-employee members of the Board of Directors (the “Board”) of ClearPoint Neuro, Inc. (the “Company”). This Plan applies only to non-employee members of the Board and is not applicable to employee members of the Board. This Plan will remain in effect until it is revised or rescinded by further action of the Board.

Retainers and Meeting Fees

The following table sets forth the fees to be paid to the non-employee directors of the Company:

Board of Directors:
Annual retainer for chairperson	$75,000
Annual retainer for the other members	$45,000	*

Audit Committee:
Annual retainer for chairperson	$20,000
Annual retainer for the other members	$10,000

Compensation Committee:
Annual retainer for chairperson	$15,000
Annual retainer for the other members	$7,500

Corporate Governance and Nominating Committee:
Annual retainer for chairperson	$12,000
Annual retainer for the other members	$7,500

*Effective July 1, 2025. Prior to July 1, 2025, an annual retainer of $40,000 shall be applicable.

The above retainers shall be paid in quarterly installments, in arrears, on the first business day following the end of the quarter. Each director may elect to have the Company pay all or a portion of his or her fees in shares of the Company’s common stock (“Common Stock”), in lieu of cash, in accordance with the practices established from time to time by the Board. Any such shares of Common Stock issued pursuant to this Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased on the open market.

The Company also reimburses each non-employee director for reasonable travel and other expenses in connection with attending meetings of the Board.

Equity Compensation – New Director One-Time Grant

Upon an individual becoming a non-employee director for the first time, the new director will receive a restricted stock unit award grant entitling him/her to shares valued at $150,000. Such restricted stock unit awards will vest on the first anniversary of the grant.

Equity Compensation - Annual Grants

Any individual who serves as a non-employee director on the day following an annual meeting of the Company’s stockholders shall receive a restricted stock unit award grant entitling him/her to shares valued at $150,000. Such restricted stock unit awards will vest on the earlier of the first anniversary of the grant date or the day immediately preceding the next annual meeting of stockholders.

Plan Revision History

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Original Plan – Effective January 1, 2013
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Amended and restated by the Board on June 13, 2013
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Further amended and restated by the Board on December 12, 2017
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Further amended and restated by the Board on June 25, 2021
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Further amended and restated by the Board on May 21, 2022
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Further amended and restated by the Board on May 22, 2023
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Further amended and restated by the Board on May 18, 2025